UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2015

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(a)	Resignation of Director

On August 10, 2015, we received and accepted the resignation from Mr. Timothy Collins as executive chairman and director of Flux Power Holdings, Inc. (the “Company”), effective August 10, 2015. As stated in his email resignation, Mr. Collins resigned because he feels that the Company was not embracing his suggestions as a Board member, however Mr. Collins continues his support for the Company and its vision.

Disagreements with the Board relate to strategic, management and financing matters, and thus constitute a disagreement over the Company’s operations, policies or practices. Mr. Collins serves as Chief Executive Officer of Security Research Associates, a boutique investment bank that had raised capital for the Company under an agreement that expired July 31, 2015.

Recently the Company abandoned a proposed acquisition of KleenSpeed Technologies, an energy storage solutions company focused on consumer applications, controlled by Mr. Collins. The KleenSpeed acquisition was contemplated in a non-binding letter of intent disclosed in the Company’s Form 8-K filed with the SEC on June 27, 2013. After two years of dialogue, the Company and Mr. Collins were unable to agree on a strategy or suitable terms for the purchase of KleenSpeed, and the transaction was ultimately abandoned by the Company.

A copy of Mr. Collins’ resignation letter is attached hereto as Exhibit 17.1 and incorporated herein in its entirety by reference. The Company has provided a copy of this Form 8-K to Mr. Collins and the opportunity to respond as to whether he agrees with the statements made in this Form 8-K and if not, the respects in which he does not agree.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
17.1	Resignation Notice of Timothy Collins, dated as of August 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: August 13, 2015	/s/ Ron Dutt
Ron Dutt, Chief Executive Officer and Interim Chief Financial Officer

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